Offer to Purchase for Cash
1,155,045,300 Ordinary Shares
(Including Ordinary Shares Represented by American Depositary Shares)
of
Hurray! Holding Co., Ltd.
at
$0.04 Per Ordinary Share
(Equivalent to $4.00 Per American Depositary Share)
by
Shanda Music Group Limited
a wholly owned subsidiary of
Shanda Interactive Entertainment Limited

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:01 A.M, NEW YORK CITY TIME, ON JULY 15, 2009, UNLESS THE OFFER IS EXTENDED (THE "EXPIRATION DATE")

June 16, 2009

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

        We, Shanda Music Group Limited, a British Virgin Islands company ("Shanda Music") and a wholly owned subsidiary of Shanda Interactive Entertainment Limited, a Cayman Islands company ("Shanda"), are offering to purchase 1,155,045,300 ordinary shares, par value $0.00005 per share (the "Shares"), of Hurray! Holding Co., Ltd., a Cayman Islands company ("Hurray"), including Shares represented by American Depositary Shares (the "ADSs," each representing 100 Shares), at a purchase price of $0.04 per Share (the "Offer Price"), equivalent to $4.00 per ADS, to the seller in cash, without interest, subject to any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase dated June 16, 2009 (the "Offer to Purchase"), and in the related Letter of Transmittal to Tender American Depositary Shares (the "ADS Letter of Transmittal") or the Letter of Transmittal to Tender Ordinary Shares, as applicable. Such offer, as amended or supplemented from time to time, is referred to as the "Offer." Unless the context requires otherwise, references to Shares include Shares represented by ADSs, and references to shareholders of Hurray include ADS holders.

        Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold ADSs registered in your name or in the name of your nominee.

        Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

  1.
  Offer to Purchase dated June 16, 2009.

  2.
  ADS Letter of Transmittal for the information of your clients.

  3.
  Notice of Guaranteed Delivery to be used to accept the Offer if the procedures for book-entry transfer cannot be completed or if other documents cannot be delivered to Citibank, N.A. (the "ADS Tender Agent") by the Expiration Date.

  4.
  A letter that may be sent to your clients for whose accounts you hold ADSs registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer.

  5.
  The letter to shareholders of Hurray from Songzuo Xiang, Chief Executive Officer of Hurray, accompanied by Hurray's Solicitation/Recommendation Statement on Schedule 14D-9.

  6.
  Return envelope addressed to the ADS Tender Agent.

        YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS

EXPIRE AT 12:01 A.M., NEW YORK CITY TIME, ON JULY 15, 2009, UNLESS THE OFFER IS EXTENDED.

        The Offer is being made pursuant to a Tender Offer Agreement dated as of June 8, 2009 (the "Tender Offer Agreement") among Hurray, Shanda and Shanda Music. The Tender Offer Agreement provides, among other things, for the terms and conditions of the Offer. The Tender Offer Agreement is more fully described in Section 13 of the Offer to Purchase.

        The Offer is being made to purchase 1,155,045,300 Shares. If more than 1,155,045,300 Shares are validly tendered and not withdrawn, the validly tendered Shares will be purchased on a pro rata basis. The unpurchased ADSs will be returned to the tendering ADS holders.

        The Board of Directors of Hurray (the "Company Board") has unanimously (i) determined that the Tender Offer Agreement and the transactions contemplated thereby, including the Offer, are in the best interests of Hurray and its shareholders and (ii) approved, adopted and declared advisable the Tender Offer Agreement and the transactions contemplated thereby, including the Offer. The Hurray Board recommends that Hurray's shareholders accept the Offer and tender their Shares in the Offer.

        The Offer is conditioned upon, among other things, there being validly tendered in accordance with the terms of the Offer and not withdrawn, prior to the expiration of the Offer, a number of Shares that (together with any Shares then beneficially owned by Shanda or any entity controlled by Shanda) represents at least 51% of the total number of Shares then outstanding on a fully diluted basis. The Offer is also subject to the other conditions described in the Offer to Purchase. There is no financing condition to the Offer.

        We will not pay any fees or commissions to any broker, dealer or other person (other than MacKenzie Partners, Inc. (the "Information Agent"), the ADS Tender Agent and Conyers Dill & Pearman (the "Share Tender Agent") as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. We will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling costs incurred by them in forwarding the enclosed materials to their customers.

        We will pay all stock transfer taxes applicable to our purchase of ADSs pursuant to the Offer, subject to Instruction 6 of the ADS Letter of Transmittal.

        In order to take advantage of the Offer, a duly executed and properly completed ADS Letter of Transmittal (or a manually signed facsimile thereof), or an Agent's Message (as defined in the Offer to Purchase) in lieu of an ADS Letter of Transmittal in connection with a book-entry transfer of ADSs through the Book-Entry Transfer Facility (as defined in the Offer to Purchase), and any other required documents, should be sent to the ADS Tender Agent, and the ADSs should be tendered by book-entry transfer through the Book-Entry Transfer Facility, all in accordance with the instructions contained in the ADS Letter of Transmittal and in the Offer to Purchase.

        If holders of ADSs wish to tender, but it is impracticable for them to complete the procedures for delivery by book-entry transfer prior to the expiration of the Offer or to forward any required documents, a tender may be effected by executing a Notice of Guaranteed Delivery and following the guaranteed delivery procedures described in Section 3 of the Offer to Purchase.

        Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent at the address and telephone numbers set forth on the back cover of the Offer to Purchase.

Very truly yours,

SHANDA MUSIC GROUP LIMITED

        NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF SHANDA, PURCHASER, THE INFORMATION AGENT, THE ADS TENDER AGENT OR THE SHARE TENDER AGENT, OR ANY AFFILIATE OF ANY OF THEM OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.